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                                                                    EXHIBIT 8(a)

                          [Faegre & Benson Letterhead]



                               September 14, 1999

ReliaStar Financial Corporation
20 Washington Avenue South
Minneapolis, Minnesota  55401

Northstar Holding, Inc.
20 Washington Avenue South
Minneapolis, Minnesota  55401

Ladies and Gentlemen:

     We have acted as counsel to ReliaStar Financial Corp., a Delaware corporation ("ReliaStar"), and Northstar Holding, Inc., a Delaware corporation and a wholly owned subsidiary of ReliaStar ("Northstar"), in connection with the transactions described in the Agreement and Plan of Merger dated as of July 22, 1999 (the "Merger Agreement") among ReliaStar, Northstar, and Pilgrim Capital Corporation, a Delaware corporation ("Pilgrim"). Pursuant to the Merger Agreement, at the Effective Time, as defined in the Merger Agreement, Pilgrim shall be merged with and into Northstar (the "Merger"), with Northstar being the surviving corporation.

     ReliaStar has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), a registration statement on Form S-4 (the "Registration Statement") with respect to the common stock of ReliaStar to be issued to the Pilgrim shareholders in the Merger in exchange for their common stock in Pilgrim (the "Pilgrim Common Stock"). In addition, Pilgrim and ReliaStar have prepared a Proxy Statement/Prospectus dated September 17, 1999 (the "Proxy Statement/Prospectus"), which is contained in and made a part of the Registration Statement.

     In rendering the opinion set forth below, we have reviewed the Merger Agreement, and have also reviewed and relied upon the accuracy of the facts stated in the Proxy Statement/Prospectus (including Exhibits thereto) and such other materials as we have deemed necessary or appropriate as a basis for our opinion.
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September 14, 1999
Page 2

     Based upon and subject to the foregoing, and to the receipt of the certificate of ReliaStar and Northstar and the certificate of Pilgrim, as described in the Proxy Statement/Prospectus, each containing appropriate representations, we confirm to you that the discussion of the material United States federal income tax consequences under the caption "Federal Income Tax Consequences" (the "Tax Section") reflects our opinion regarding the material federal income tax consequences of the Merger to the holders of Pilgrim Common Stock, as well as to ReliaStar, Northstar, and Pilgrim.

     Our opinion is subject to the qualifications, assumptions and limitations set forth in the Proxy Statement/Prospectus, and no opinion is expressed regarding matters not referred to therein.

     This opinion is being furnished in connection with the Proxy
Statement/Prospectus. It is expressed solely for the benefit of ReliaStar and Northstar and may not be relied upon in any manner or for any purpose by any other person.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm in the Tax Section. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Faegre & Benson LLP

                                        Faegre & Benson LLP